Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	AirNet Systems, Inc.	InvestQuest, Inc.
	Gary Qualmann	Bob Lentz
	(614) 409-4832	(614) 876-1900
Two New Directors Elected to AirNet Systems, Inc. Board
COLUMBUS, Ohio (September 26, 2007) AirNet Systems, Inc. (AMEX: ANS) today announced the election of Thomas J. Kiernan and Robert H. Milbourne to its Board of Directors. Simultaneously, the Board increased the size of the Board to six directors, with Messrs. Kiernan and Millbourne filling an existing vacancy and the newly created vacancy.
Bruce D. Parker, Chairman of the Board and Chief Executive Officer, commented, “We are very pleased to welcome Mr. Kiernan and Mr. Milbourne to AirNet’s Board of Directors. I am confident that their broad-based business experience will result in valuable contributions toward shaping AirNet’s future direction.”
Thomas J. Kiernan
Mr. Kiernan has been self-employed since 2001 providing general management advisory services to a number of start-up companies in transportation related businesses. From 1968-2001 he worked for American Airlines and served in senior management positions. Mr. Kiernan was Senior Vice President-Human Resources and Senior Vice President Corporate Services from 1998-2001 and 1993-1998, respectively. During this period he reported directly to the Chairman and Chief Executive Officer and was also a member of the Executive committee. From 1989-1993, Mr. Kiernan was President, Sabre Computer Services, which was responsible for delivering all technology services to American Airlines and other subsidiaries of AMR Corporation.
Mr. Kiernan earned his Bachelor of Science degree in Industrial Engineering from Rutgers University in 1966 and completed the Advanced Management Program at the Harvard Business School in 1992.
Robert H. Milbourne
Mr. Milbourne has been the President and Chief Executive Officer of The Columbus Partnership, a civic organization of top business, education and community leaders focused on improving the economic and cultural base of Central Ohio, since 2002. He was Chief Executive Officer of a similar organization in Milwaukee for 17 years prior to moving to Columbus in 2002.
From 1979 to 1985, Mr. Milbourne was Vice President and Economist for the Kohler Company, a leading manufacturer of plumbing products, engines and generators, and one of the largest privately held corporations in the United States. His responsibilities included corporate planning, budgeting, economic forecasting, corporate communications, and a real estate business. Mr. Milbourne worked in Wisconsin state government from 1970 to 1979, serving as the State Budget Director in the mid-1970s. He has also served on the faculty as an adjunct professor in the Economics Department at the University of Wisconsin-Madison.
Mr. Milbourne earned his Bachelor of Arts and Master’s in Economics degrees at the University of Wisconsin-Madison. He also attended the Harvard Business School and completed the Program for Management Development. During 1984-1985, Mr. Milbourne led the Wisconsin Strategic Development Commission, which prepared a long-term strategic plan for the state’s economic future.
AirNet Systems, Inc.
AirNet Systems, Inc. focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. AirNet’s aircraft are located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
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